Exhibit 11
                              THERMO FIBERGEN INC.

                    Computation of Earnings (Loss) per Share


                             Three Months Ended           Six Months Ended
                         -------------------------   --------------------------
                            June 28,      June 29,      June 28,       June 29,
                                1997          1996          1997           1996
 ------------------------------------------------------------------------------

 Computation of Primary
   Earnings (Loss) per Share:

 Net Income (Loss) (a)   $   568,000   $  (177,000)  $   935,000     $ (281,000)
                         -----------   -----------   -----------     ----------

 Shares:
   Weighted average shares
     outstanding          14,715,000    10,000,000    14,715,000     10,000,000

   Add: Shares issuable
        from assumed
        exercise of
        redemption
        rights (as
        determined by
        the application
        of the reverse
        treasury stock
        method)            1,372,722             -     2,028,322              -

        Shares issuable
        from assumed
        exercise of
        options (as
        determined
        by the applica-
        tion of the
        treasury stock
        method)                    -        72,902             -         72,902
                         -----------   -----------   -----------    -----------

   Weighted average
     shares outstanding,
     as adjusted (b)      16,087,722    10,072,902    16,743,322     10,072,902
                         -----------   -----------   -----------    -----------

 Primary Earnings (Loss)
   per Share (a) / (b)   $       .04   $      (.02)  $       .06    $      (.03)